EXHIBIT 23.6

[RYDER SCOTT LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM AND NATURAL GAS CONSULTANTS

As independent petroleum and natural gas consultants, we hereby consent to the incorporation from the Annual Report on Form 10-K for the year ended December 31, 2016 of our report and our name by reference into this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 filed under the Securities Act of 1933, as amended, pertaining to the Rice Energy Inc. 2014 Long-Term Incentive Plan.  We have not been employed on a contingent basis, and we are not connected with EQT Corporation, or any affiliate, as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

/s/Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

November 13, 2017